                                                                       EXHIBIT 5

                              ITT INDUSTRIES, INC.
                              4 West Red Oak Lane
                             White Plains, NY 10604

                                                               February 20, 1996
ITT Industries, Inc.
4 West Red Oak Lane
White Plains, NY 10604

Dear Sirs:

     I am familiar with the Stock Option Incentive Plan (1977), ITT Industries 1986 Incentive Stock Plan, and the 1994 ITT Industries Incentive Stock Plan (collectively, the "Plans") of ITT Industries, Inc., an Indiana corporation ("Industries"), under which shares of Industries common stock, par value $1 per share, have been authorized initially for issuance. I have acted as counsel to Industries in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the registration under the Act of an additional 14,000,000 shares of Industries common stock, par value $1 per share (the "Shares") and 14,000,000 Series A Participating Cumulative Preferred Stock Purchase Rights (the "Rights") which are appurtenant to, and trade with, the Shares. In this connection, I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinion expressed herein.

     Based upon the foregoing, I am of the opinion that the Shares have been duly authorized for issuance under the Plans by all proper corporate action and, when such Shares have been issued pursuant to the provisions of the Plans as set forth in the Registration Statement and Industries' policies relating thereto, and any conditions or restrictions relating thereto shall have been satisfied, such Shares will be legally issued, fully paid and non-assessable. When the Rights are issued in accordance with the terms of the Rights Agreement between Industries and The Bank of New York, as Rights Agent, the Rights will be duly and validly issued.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ ROBERT W. BEICKE
                                            Robert W. Beicke
                                            Vice President, Associate General
                                            Counsel and Assistant Secretary